UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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VMware, Inc.

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VMWARE, INC.
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 13, 2023
The following information relates to the proxy statement (the “Proxy Statement”) of VMware, Inc. (the “Company”), dated June 1, 2023, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2023 annual meeting of stockholders and any adjournment or postponement thereof (the “Annual Meeting”) to be held on July 13, 2023, at 8:30 a.m. Pacific Time via live audio webcast at virtualshareholdermeeting.com/VMW2023. All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
Supplemental Disclosure Regarding Delinquent Section 16(a) Reports
The following supplemental disclosure indicated by underlined text is added to the Proxy Statement section “Delinquent Section 16(a) Reports” beginning on page 76 of the Proxy Statement:
Section 16(a) of the Exchange Act requires VMware’s executive officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.
Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during FY23 all filing requirements were complied with in a timely fashion, except, due to administrative error, with respect to Pebbie L. Verdecanna, our Chief Accounting Officer. On August 1, 2022, Ms. Verdecanna forfeited 44 shares to satisfy taxes payable in connection with the vesting of previously awarded RSUs. A Form 4 reporting this transaction was filed on August 9, 2022.
This Supplement is first being released to stockholders on or about June 14, 2023 and should be read together with the proxy statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.